Exhibit 23.1

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors and Stockholders
Audible, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-91107 and 333-110210) on Form S-8, (No. 333-45470) on Form S-3 and (No. 333-85286) on Forms S-3 and S-3/A of Audible, Inc. of our report dated March 19, 2004, relating to the balance sheets of Audible, Inc. as of December 31, 2002 and 2003, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Audible, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 29, 2004